United States

Securities And Exchange
Commission

Washington, D.C. 20549

FORM 1-K

SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended

December 31, 2020

ARRIVED HOMES, LLC
(Exact name of issuer as specified in its Certificate of Formation)

Delaware	85-2046587
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

999 3rd Avenue, Suite 3300 Seattle, WA 98105
(Full mailing address of principal executive offices)

206-659-7920
(Issuer’s telephone number)

Arrived Homes Series Lierly LLC; Arrived Homes Series Soapstone LLC; Arrived Homes Series Patrick; Arrived Homes Series Pecan; Arrived Homes Series Plumtree; Arrived Homes Series Chaparral
(Title of each class of securities issued pursuant to Regulation A)

TABLE OF CONTENTS

ITEM 1. FINANCIAL STATEMENTS	F-1

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Special Financial Report includes some statements that are not historical and that are considered “forward-looking statements.”  Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company, the manager, each series of our company and the Arrived Homes platform (described below); and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations).  These forward-looking statements express the manager’s expectations, hopes, beliefs, and intentions regarding the future.  In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Special Financial Report are based on current expectations and beliefs concerning future developments that are difficult to predict.  Neither our company nor the manager can guarantee future performance, or that future developments affecting our company, the manager or the Arrived Homes platform will be as currently anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which, including the impact of the COVID-19 coronavirus, are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties.  These risks and uncertainties, along with others, are also described in our Offering Circular under the heading “Summary – Summary Risk Factors” and “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.  You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws

ii

ITEM 1. FINANCIAL STATEMENTS

To the Managing Member of

Arrived Homes, LLC

Seattle, Washington

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying consolidated financial statements of Arrived Homes, LLC (the “Company”) which comprise the consolidated balance sheet as of December 31, 2020 and the related consolidated statements of operations, changes in member’s equity, and cash flows for the period from July 13, 2020 (inception) to December 31, 2020, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020, and the results of its consolidated operations and its cash flows for the period from July 13, 2020 (inception) to December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the consolidated financial statements, the Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated any revenues or profits as of December 31, 2020. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado
June 8, 2021

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

ARRIVED HOMES, LLC

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2020

ASSETS
Current assets:
Due from related party	$-
Total assets	$-

LIABILITIES AND MEMBER'S EQUITY
liabilities:
Accounts payable and accrued expenses	$-
Due to related party	-
Total liabilities	-

Member's equity	-
Total liabilities and member's equity	$-

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

ARRIVED HOMES, LLC

CONSOLIDATED STATEMENT OF OPERATIONS

For the Period from July 13, 2020 (inception) to December 31, 2020

For the Period from
July 13, 2020 (inception)
to December 31,
2020
Revenue	$-

Operating expenses	-

Net income	$-

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

ARRIVED HOMES, LLC

CONSOLIDATED STATEMENT OF CHANGES IN MEMBER’S EQUITY

For the Period from July 13, 2020 (inception) to December 31, 2020

Member’s
Equity

Balance at July 13, 2020 (inception)	$-
Parent contributions	-
Net income	-
Balance at December 31, 2020	$-

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

ARRIVED HOMES, LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Period from July 13, 2020 (inception) to December 31, 2020

For the Period from
July 13, 2020 (inception)
to December 31,
2020
Cash flows from operating activities:
Net income	$-
Net cash provided by operating activities	-
Net change in cash and cash equivalents	-
Cash at beginning of period	-
Cash at end of period	$-

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements.

ARRIVED HOMES, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2020 and for the period from July 13, 2020 (inception) to December 31, 2020

NOTE 1: NATURE OF OPERATIONS

Arrived Homes, LLC (the “Company”) is a Delaware series limited liability company formed on July 13, 2020 under the laws of Delaware. The Company was formed to permit public investment in individual single family rental homes, each of which will be held by a separate property-owning subsidiary owned by a separate series of limited liability interests, or “Series”, that management intends to establish. As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law.

As of December 31, 2020, the Company has not yet commenced operations. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s planned operations or failing to profitably operate the business.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company has adopted a calendar year as its fiscal year.

Use of Estimates

The preparation of the consolidated financial statement in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its series. There was no financial activity in any such series as of December 31, 2020. All inter-company transactions and balances have been eliminated on consolidation.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to member’s equity upon the completion of an offering or to expense if the offering is not completed.

The Company will reimburse its Manager (as defined in Note 4) up to 2% of the gross offering proceeds per Series offering for offering costs from the proceeds of each Series offering.

See accompanying Independent Auditor’s Report

ARRIVED HOMES, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2020 and for the period from July 13, 2020 (inception) to December 31, 2020

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the consolidated balance sheet approximate their fair value.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Operating Expenses

Each series of the Company will be responsible for the costs and expenses attributable to the activities of the Company related to such series. The Manager will bear its own expenses of an ordinary nature. If the operating expenses exceed the amount of revenues generated from a series property and cannot be covered by any operating expense reserves on the balance sheet of such series property, the Manager may (a) pay such operating expenses and not seek reimbursement, (b) loan the amount of the operating expenses to the applicable series, on which the Manager may impose a reasonable rate of interest, and be entitled to reimbursement of such amount from future revenues generated by such series property, and/or (c) cause additional interests to be issued in such series in order to cover such additional amounts.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in these financial statements. Income from the Company is reported and taxed to the members on their individual tax returns. We intend for each series to elect and qualify to be taxed as a separate real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ending after the completion of the initial offering of interests of such series.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position. The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

See accompanying Independent Auditor’s Report

ARRIVED HOMES, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Period from July 13, 2020 (inception) to December 31, 2020

NOTE 3: GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated any revenues or profits as of December 31, 2020. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: MEMBERS’ EQUITY

The Company is managed by Arrived Holdings, Inc., a Delaware corporation and managing member of the Company (the “Manager”). Pursuant to the terms of the operating agreement, the Manager will provide certain management and advisory services, as well as management team and appropriate support personnel to the Company and to each of the Company’s series and subsidiaries, if any.

The Manager will be responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. The Manager has a unilateral ability to amend the operating agreement and the allocation policy in certain circumstances without the consent of the investors. The investors only have limited voting rights with respect to the Series in which they are invested.

Pursuant to the operating agreement, the Manager will receive fees and expense reimbursements for services relating to the Company’s offering, investment management, and management of properties.

The Manager has sole discretion in determining what distributions, if any, are made to interest holders except as otherwise limited by law or the operating agreement. The Company expects the Manager to make distributions on a semi-annual basis. However, the Manager may change the timing of distributions or determine that no distributions shall be made, in its sole discretion.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

See accompanying Independent Auditor’s Report

ARRIVED HOMES, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Period from July 13, 2020 (inception) to December 31, 2020

NOTE 5: RELATED PARTY TRANSACTIONS

The Company entered into an agreement with its Manager where the Manager will receive from each series an asset management fee equal to one percent (1%) of the capital contributions to that series per year.

The Company entered into an agreement with its Manager where as compensation for the services provided by the property manager, each series will be charged a property management fee equal to eight percent (8%) of rents collected on a series property. To the extent that, under the terms of a specific property management agreement, the property manager is paid a fee that is less than the eight percent (8%) charged to the series, the manager will receive the difference as income.

Upon the disposition and sale of a series property, each series will be charged a market rate property disposition fee that will cover property sale expenses such as brokerage commissions, and title, escrow and closing costs. It is expected that this disposition fee charged to a series will range from six to seven percent of the property sale price. To the extent that the actual property disposition fees are less than the amount charged to the series, the Manager will receive the difference as income.

NOTE 6: RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statement. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 7: SUBSEQUENT EVENTS

Management has evaluated all subsequent events through June 8, 2021, the date the consolidated financial statements were available to be issued. There are no material events requiring disclosure or adjustment to the consolidated financial statements, except as set forth below.

Subsequent to December 31, 2020, the Company offered Series Lierly, Series Soapstone, Series Pecan, Series Patrick, Series Plumtree and Series Chaparral Interests to the general public.

Subsequent to December 31, 2020 the relevant subsequent series of the Company acquired the 100% of the membership interest in the following LLCs, each holding the corresponding series property, from the Manager as follows:

Date	Purchaser	Acquired LLC	Series Property	Purchase Price
01/04/2021	Series Plumtree	Arrived AR Plumtree, LLC	Series Plumtree property	$202,950	(1)
01/14/2021	Series Chaparral	Arrived AR Chaparral, LLC	Series Chaparral property	197,965	(2)
04/30/2021	Series Splash	Arrived AR Splash, LLC	Series Splash property	215,000	(3)
05/12/2021	Series Tuscan	Arrived AR Tuscan, LLC	Series Tuscan property	320,898	(4)

(1)	The Purchase Price for the Arrived AR Plumtree, LLC is funded by a promissory note to the Manager with a principal amount of $202,950, which was later refinanced in part by a mortgage loan secured against the Series Plumtree property from Arvest Bank in the amount of $111,150. The promissory note to the Manager bears interest at a rate of 0.14% per annum compounding annually, the minimum applicable federal rate in effect as of the date of purchase, must be repaid within 18 months of the date on which the Company commences the offering of membership interests following qualification of the offering circular (for any Series, the “Offering Start Date”) and may be prepaid at any time without penalty. The mortgage loan from Arvest Bank bears interest at a rate of 4.00% per annum and must be repaid within 10 years of the date of closing of the purchase of the series property.

ARRIVED HOMES, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Period from July 13, 2020 (inception) to December 31, 2020

(2)	The Purchase Price for the Arrived AR Chaparral, LLC is funded by a promissory note to the Manager with a principal amount of $197,965, which was later refinanced in part by a mortgage loan secured against the Series Chaparral property from Arvest Bank in the amount of $104,310. The promissory note to the Manager bears interest at a rate of 0.14% per annum compounding annually, the minimum applicable federal rate in effect as of the date of purchase, must be repaid within 18 months of the date on the Offering Start Date and may be prepaid at any time without penalty. The mortgage loan from Arvest Bank bears interest at a rate of 4.00% per annum and must be repaid within 10 years of the date of closing of the purchase of the series property.

(3)	The Purchase Price for the Arrived AR Splash, LLC is funded by a promissory note to the Manager with a principal amount of $92,500 and a mortgage loan secured against the Series Splash property from Arvest Bank in the amount of $122,500. The promissory note to the Manager bears interest at a rate of 0.12% per annum compounding annually, the minimum applicable federal rate in effect as of the date of purchase, must be repaid within 18 months of the date on the Offering Start Date and may be prepaid at any time without penalty. The mortgage loan from Arvest Bank bears interest at a rate of 4.00% per annum and must be repaid within 10 years of the date of closing of the purchase of the series property.

(4)	The Purchase Price for the Series Tuscan property is funded by a promissory note to the Manager with a principal amount of $139,418 and a mortgage loan secured against the Series Tuscan property from Arvest Bank in the amount of $181,480. The promissory note to the Manager bears interest at a rate of 0.13% per annum compounding annually, the minimum applicable federal rate in effect as of the date of purchase, must be repaid within 18 months of Offering Start Date and may be prepaid at any time without penalty. The mortgage loan from Arvest Bank bears interest at a rate of 4.00% per annum and must be repaid within 10 years of the date of closing of the purchase of the series property.

Subsequent to December 31, 2020, the relevant subsequent series of the Company acquired the following series properties directly from the Manager as follows:

Date	Purchaser	Series Property	Purchase Price
02/01/2021	Series Pecan	Series Pecan property	$208,495	(1)
02/01/2021	Series Patrick	Series Patrick property	210,205	(2)

(1)	The Purchase Price for Series Pecan property is comprised of a promissory note to the Manager with a principal amount of $208,495, which was later refinanced in part by a mortgage loan secured against the Series Pecan property from Arvest Bank in the amount of $112,860. The promissory note to the Manager bears interest at a rate of 0.12% per annum compounding annually, the minimum applicable federal rate in effect as of the date of purchase, must be repaid within 18 months of the date on the Offering Start Date and may be prepaid at any time without penalty. The mortgage loan from Arvest Bank bears interest at a rate of 4.00% per annum and must be repaid within 10 years of the date of closing of the purchase of the series property.

(2)	The Purchase Price for Series Patrick property is comprised of a promissory note to the Manager with a principal amount of $210,205, which was later refinanced in part by a mortgage loan secured against the Series Pecan property from Arvest Bank in the amount of $108,300. The promissory note to the Manager bears interest at a rate of 0.12% per annum compounding annually, the minimum applicable federal rate in effect as of the date of purchase, must be repaid within 18 months of the date on the Offering Start Date and may be prepaid at any time without penalty. The mortgage loan from Arvest Bank bears interest at a rate of 4.00% per annum and must be repaid within 10 years of the date of closing of the purchase of the series property.

ARRIVED HOMES, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the Period from July 13, 2020 (inception) to December 31, 2020

Subsequent to December 31, 2020, the relevant subsequent series of the Company acquired the following series properties directly from unaffiliated sellers as follows:

Date	Purchaser	Series Property	Purchase Price
06/01/2021	Series Kingsley	Series Kingsley property	$315,000	(1)
06/04/2021	Series Eastfair	Series Eastfair property	215,000	(2)
06/07/2021	Series Centennial	Series Centennial property	285,000	(3)

(1)	The Purchase Price for the Series Kingsley property is comprised of a promissory note to the Manager with a principal amount of $100,000 and a mortgage loan from Certain Lending, Inc. in the amount of $215,000. The promissory note to the Manager bears interest at a rate of 0.13% per annum compounding annually, the minimum applicable federal rate in effect as of the date of purchase, must be repaid within 18 months of Offering Start Date and may be prepaid at any time without penalty. The mortgage loan from Certain Lending, Inc. bears interest at a rate of 7.50% per annum and must be repaid within 12 months of the date of closing of the purchase of the series property. The Company intends to convert such mortgage loan to a 30-year term loan that bears interest at a rate of 4.625% per annum for the first five (5) years then a to-be-determined floating interest rate for the remaining twenty-five (25) years prior to the closing of the series offering.

(2)	The Purchase Price for the Series Eastfair property is comprised of a promissory note to the Manager with a principal amount of $65,000 and a mortgage loan from Certain Lending, Inc. in the amount of $150,000. The promissory note to the Manager bears interest at a rate of 0.13% per annum compounding annually, the minimum applicable federal rate in effect as of the date of purchase, must be repaid within 18 months of Offering Start Date and may be prepaid at any time without penalty. The mortgage loan from Certain Lending, Inc. bears interest at a rate of 7.50% per annum and must be repaid within 12 months of the date of closing of the purchase of the series property. The Company intends to convert such mortgage loan to a 30-year term loan that bears interest at a rate of 4.625% per annum for the first five (5) years then a to-be-determined floating interest rate for the remaining twenty-five (25) years prior to the closing of the series offering.

(3)	The Purchase Price for the Series Centennial property is comprised of a promissory note to the Manager with a principal amount of $95,000 and a mortgage loan from Certain Lending, Inc. in the amount of $190,000. The promissory note to the Manager bears interest at a rate of 0.13% per annum compounding annually, the minimum applicable federal rate in effect as of the date of purchase, must be repaid within 18 months of Offering Start Date and may be prepaid at any time without penalty. The mortgage loan from Certain Lending, Inc. bears interest at a rate of 7.50% per annum and must be repaid within 12 months of the date of closing of the purchase of the series property. The Company intends to convert such mortgage loan to a 30-year term loan that bears interest at a rate of 4.625% per annum for the first five (5) years then a to-be-determined floating interest rate for the remaining twenty-five (25) years prior to the closing of the series offering.

Subsequent to December 31, 2020, the following series offerings closed, and such series raised the following amounts net of brokerage fees and offering expenses:

Date	Series	Amount Raised
05/04/2021	Series Soapstone	$97,019.40
05/04/2021	Series Lierly	91,723.20
05/04/2021	Series Pecan	103,702.70
05/04/2021	Series Patrick	110,473.30
05/07/2021	Series Plumtree	105,642.70
05/07/2021	Series Chaparral	101,646.30

Subsequent to December 31, 2020, the following series repaid the promissory notes issued by each such series to the Manager and outstanding prior to December 31, 2020 as follows:

Repayment Date	Series	Note Issuance Date	Note Principal Amount	Interest Rate(1)
05/10/2021	Series Soapstone	01/20/2021	$220,000	0.00%
05/10/2021	Series Lierly	01/20/2021	215,000	0.00%
05/10/2021	Series Pecan	02/01/2021	208,495	0.14%
05/10/2021	Series Patrick	02/01/2021	210,205	0.14%
05/10/2021	Series Plumtree	01/04/2021	202,950	0.14%
05/10/2021	Series Chaparral	01/14/2021	197,965	0.14%

(1)	Notes with a 0% interest rate were non-interest bearing. The remaining notes bore interest at an annualized rate as stated between the relevant Note Issuance Date and the Repayment Date.

See accompanying Independent Auditor’s Report

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Special Financial Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 16, 2021.

ARRIVED HOMES, LLC

By:	Arrived Holdings, Inc., its managing member

By:	/s/ Ryan Frazier
Name: Ryan Frazier
Title: Chief Executive Officer

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

SIGNATURE		TITLE	DATE

/s/ Ryan Frazier		Chief Executive Officer of Arrived Holdings, Inc.	June 16 2021
Ryan Frazier		(principal executive officer) Chief Executive Officer and Director of Arrived Homes, LLC

/s/ Joel Mezistrano		Interim Principal Financial and	June 16, 2021
Joel Mezistrano		Accounting Officer of Arrived Holdings, Inc. Interim Principal Financial and Accounting Officer of Arrived Homes, LLC

Arrived Holdings, Inc.		Managing Member	June 16, 2021

By:	/s/ Ryan Frazier
Name:	Ryan Frazier
Title:	Chief Executive Officer